Exhibit (a)-(6)

SUPPLEMENT TO PROXY STATEMENT

Amendment to Agreement and Plan of Merger—Your Vote is Very Important

Dear Shareholder:

On or about August 10, 2012, we mailed to you a proxy statement dated August 10, 2012 (the “definitive proxy statement”) relating to an extraordinary general meeting of shareholders of Gushan Environmental Energy Limited, referred to herein as the “Company,” to be held on September 20, 2012, at 11:00 am (Hong Kong time) to consider and vote upon a proposal to approve the merger and approve and adopt the agreement and plan of merger dated as of June 4, 2012, referred to herein as the “original merger agreement”, among the Company, Trillion Energy Holdings Limited, referred to herein as “Parent,” Trillion Energy Investments Holdings Limited, referred to herein as “Merger Sub,” and Mr. Jianqiu Yu, chairman of the board of directors and principal executive officer of the Company, and the other transactions contemplated thereby.

As announced by the Company, on September 13, 2012, the parties to the original merger agreement executed an amendment to such original merger agreement to increase the consideration payable to shareholders of the Company to $0.165 in cash per ordinary share of the Company, referred to herein as a “Share,” or $1.65 in cash per American Depositary Share of the Company, referred to herein as “ADS” (less $0.05 per ADS cancellation fees pursuant to the deposit agreement, dated as of December 24, 2007, by and among the Company, the ADS depositary, and all holders and beneficial owners of ADSs issued thereunder, referred to herein as the “Deposit Agreement”), in each case without interest, from $0.162 in cash per Share or $1.62 in cash per ADS (less $0.05 per ADS cancellation fees pursuant to the Deposit Agreement). As further discussed in this proxy supplement, referred to herein as this “Supplement”, the amendment to the original merger agreement also amends the vote required from our unaffiliated shareholders to approve and adopt the amended merger agreement to a majority of the shares held by shareholders present and voting in person or by proxy as a single class at the extraordinary general meeting, excluding those shares beneficially owned by Mr. Jianqiu Yu or voted at the direction of the Company.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company, Parent, Merger Sub and Mr. Jianqiu Yu, the Company’s board of directors approved the original merger agreement, as amended as described above and in this Supplement (the “amended merger agreement”) and recommends that you vote FOR the approval and adoption of the amended merger agreement.

Attached to this letter is a supplement to the definitive proxy statement containing additional and updated information about the amended merger agreement and the terms of the proposed merger. Please read this document carefully and in its entirety. We also encourage you, if you have not done so already, to review carefully the definitive proxy statement that was previously sent to you.

The extraordinary general meeting still will be held on September 20, 2012 at 11:00 a.m (Hong Kong time), at Unit 908, China Merchants Tower, 168-200 Connaught Road Central, Sheung Wan, Hong Kong; however, we propose that the chairman of such meeting convenes the extraordinary general meeting for the sole purpose of adjourning it in order to permit the solicitation of additional votes and to provide shareholders and ADS holders with additional time to consider the changes to the terms of the proposed merger effectuated by the amendment to the original merger agreement, including the revised merger consideration, and to review this Supplement. We propose to reconvene the extraordinary general meeting on October 15, 2012, at 11:00 am (Hong Kong time), at Unit 908, China Merchants Tower, 168-200 Connaught Road Central, Sheung Wan, Hong Kong.

The record dates for the extraordinary general meeting have not changed and will not change following the adjournment of the meeting. You are entitled to vote at the extraordinary general meeting if you had Shares registered in your name at the close of business in New York City on September 6, 2012, or if you were a holder of record of ADSs at the close of business in New York City on August 10, 2012, the Share record date and the ADS record date, respectively, for voting at the extraordinary general meeting. If you own ADSs, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City time) on October 8, 2012, in order to ensure your Shares are properly voted at the extraordinary general meeting when it is reconvened after the anticipated adjournment. Alternatively, you may vote at the extraordinary general meeting if you cancelled your ADSs (and certified you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on August 27, 2012, and became a holder of Shares prior to the close of business in New York City on September 6, 2012. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is October 8, 2012 at 5:00 p.m. (New York City time).

Regardless of the number of the Shares you own, your vote is very important. For your convenience, we have enclosed a proxy card with this Supplement. If you have already delivered a properly executed proxy card on the merger proposal, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is October 8, 2012, at 5:00 p.m. (New York City time). Voting at the extraordinary general meeting or any adjournment thereof will take place by poll voting, each shareholder having one vote for each Share held as of the close of business on September 6, 2012, as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

If your Shares are held in “street name” by your bank, brokerage firm or other nominee, and you have not yet provided instructions to your bank, brokerage firm or other nominee or if you have already provided instructions but wish to change those instructions, you should provide new instructions following the procedures provided by your bank, brokerage firm or other nominee.

If you have any questions or need assistance voting your Shares or ADSs, please call MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation at (212) 929-5500 or toll free at (800) 322-2885.

Thank you for your cooperation and continued support.

Sincerely,

Denny Lee	Jianqiu Yu

On behalf of the special committee	Chairman of the Board

This Supplement is dated September 18, 2012, and is first being mailed to the shareholders and ADS holders on or about September 19, 2012.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-4

INTRODUCTION	S-5

UPDATE TO SUMMARY TERM SHEET	S-6

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER	S-9

UPDATE TO SPECIAL FACTORS	S-13
Background of the Proposed Merger	S-13
Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors	S-14
Position of Buyer Filing Persons as to the Fairness of the Proposed Merger	S-15
Financing	S-16
Earn-Out Arrangements	S-16

SUMMARY OF AMENDMENT TO THE ORIGINAL MERGER AGREEMENT	S-17

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS	S-18

WHERE YOU CAN FIND MORE INFORMATION	S-19

ANNEX A—AMENDMENT TO AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 13, 2012	A-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this supplement (this “Supplement”) to the definitive proxy statement previously mailed to you on or about August 10, 2012 (the “definitive proxy statement”), the documents attached hereto and the documents incorporated by reference in this Supplement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the proposed merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this Supplement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to consummation of the merger, including the approval of the original merger agreement as amended by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the amended merger agreement;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the amended merger agreement;

•	the potential diversion of our management’s attention from our ongoing business operations

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•

other risks detailed in our filings with the SEC, including the information set forth under the caption in “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011. See “Where You Can Find More Information” on page S-19.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this Supplement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

INTRODUCTION

This Supplement is being sent to you because we have amended the agreement and plan of merger dated as of June 4, 2012, by and among (a) Gushan Environmental Energy Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), the issuer of the ordinary shares, par value HK$0.00001 per share (each, a “Share” and collectively, the “Shares”), including the Shares represented by the American Depositary Shares (“ADSs”), each ADS representing ten Shares, that is subject to the transaction pursuant to Rule 13e-3 under the Exchange Act, (b) Mr. Jianqiu Yu, chairman of the board of directors and principal executive officer of the Company, (c) Trillion Energy Holdings Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands (“Parent”) wholly-owned by Mr. Jianqiu Yu and (d) Trillion Energy Investments Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub). This Supplement provides information about the amended transaction and updates the definitive proxy statement previously sent to you. The information provided in the definitive proxy statement continues to apply, except as described in this Supplement. To the extent information in this Supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this Supplement is the more current information. If you need another copy of the definitive proxy statement or this Supplement, you may obtain it free of charge from the Company by going to the “Investor Relations” section of our website at http://www.chinagushan.com. The definitive proxy statement and this Supplement may also be found on the Internet at http://www.sec.gov. See “Where you Can Find More Information” beginning on page S-19 of this Supplement.

UPDATE TO SUMMARY TERM SHEET

This “Update to Summary Term Sheet,” together with the “Update to Questions and Answers About the Extraordinary General Meeting and the Merger” contained in this Supplement highlights important information about the proposed merger discussed in more detail elsewhere in this Supplement and in the definitive proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this Supplement and the definitive proxy statement previously mailed to the shareholders, including the amendment to the original merger agreement which is attached to this Supplement as Annex A, the other annexes thereto, and the other documents to which this Supplement and the definitive proxy statement refer for a more complete understanding of the matters being considered at the extraordinary general meeting. In this Supplement, the terms “we,” “us,” “our,” and the “Company” refer to Gushan Environmental Energy Limited and its subsidiaries. The term “Parent” refers to Trillion Energy Holdings Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands wholly-owned by Mr. Jianqiu Yu. The term “Merger Sub” refers to Trillion Energy Investments Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Parent. The term “amended merger agreement” refers to the agreement and plan of merger dated as of June 4, 2012, by and among the Company, Mr. Jianqiu Yu, Parent and Merger Sub, as amended by the amendment described in this Supplement and attached hereto as Annex A. The amended merger agreement is the legal document that governs the merger. All references to “dollars” and “$” in this Supplement are to United States dollars.

Amendment to the Original Merger Agreement

On September 13, 2012, we, together with Mr. Jianqiu Yu, Parent and Merger Sub, amended the original merger agreement to increase the consideration payable to our shareholders to $0.165 in cash per Share or $1.65 in cash per ADS (less $0.05 per ADS cancellation fees pursuant to the deposit agreement, dated as of December 24, 2007, by and among the Company, the ADS depositary, and all holders and beneficial owners of ADSs issued thereunder, referred to herein as the “Deposit Agreement”), in each case without interest, from $0.162 in cash per Share or $1.62 in cash per ADS (less $0.05 per ADS cancellation fees pursuant to the Deposit Agreement).

As further discussed in this Supplement, the amendment to the original merger agreement also, among other things, amended the vote required to approve and adopt the amended merger agreement.

The amendment to the original merger agreement also provides customary representations and warranties of the parties in connection with the execution of the amendment. See “Summary of Amendment to the Original Merger Agreement” beginning on page S-17.

Shareholder Vote Required to Approve the Merger

The merger cannot be completed unless the amended merger agreement is approved and adopted (i) by a special resolution approved by registered shareholders representing not less than two-thirds of the Shares, present and voting in person or by proxy as a single class at a general meeting of which notice specifying the intention to prepare the resolution as a special resolution has been duly given, referred to herein as a “special resolution” and, pursuant to the amended merger agreement (ii) by the affirmative vote of shareholders representing a majority of the Shares held by shareholders present and voting in person or by proxy as a single class at the extraordinary general meeting, excluding any Shares (or ADSs) (x) owned by any subsidiaries of the Company, (y) beneficially owned by Mr. Jianqiu Yu (the “Founder Shares”) and (z) held by the ADS depositary which are not represented by ADSs (the Shares referred to in subclauses (x) through (z), collectively, the “Excluded Shares”). We refer to the approval described in clause (ii) above as the “amended majority of the minority” vote requirement. Any Excluded Shares that are voted will be counted towards determining whether the special resolution has passed but not towards determining whether the amended majority of the minority vote requirement has been satisfied. The 22,145,200 Shares held by subsidiaries of the Company will be voted in accordance with the recommendation of the special committee of the Company’s board of directors, and such Shares will be counted towards determining whether the special resolution has passed but not towards determining whether the amended majority of the minority vote requirement has been satisfied. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions and the Shares so voted will be counted towards determining whether the special resolution has passed and whether the amended majority of the minority vote requirement has been satisfied. In addition, any Shares voted by the ADS depositary at the direction of the Company pursuant to Section 4.07 of the Deposit Agreement will be counted towards determining whether the special resolution has passed but treated as shares not voted for purposes of determining whether the amended majority of the minority vote requirement has been satisfied.

Under the terms of the original merger agreement, the affirmative vote of a majority of the issued and outstanding Shares held by shareholders (other than the holders of Excluded Shares) was required to approve and adopt the original merger agreement, which is referred to as the “majority of the minority” vote requirement under the original merger agreement. According to the majority of the minority vote requirement, the failure to vote by a shareholder (other than a holder of Excluded Shares) had the same effect as a vote against the original merger agreement in determining whether the majority of the minority vote requirement has been satisfied. According to the amended majority of the minority vote requirement under the amended merger agreement, only the vote of shareholders (other than holders of Excluded Shares) present and voting in person or by proxy as a single class at the extraordinary general meeting will be counted towards determining whether the amended majority of the minority vote requirement has been satisfied, which means that a failure to vote by a shareholder will have no effect on the outcome of the shareholders’ vote to approve and adopt the amended merger agreement.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes” and will have no impact on whether the amended merger agreement will be approved and adopted.

Fairness of the merger; Recommendations of the Special Committee and the Board of Directors

The special committee unanimously (i) determined that the merger, on the terms and subject to the consideration set forth in the amended merger agreement, is in the best interests of the Company and its unaffiliated shareholders, and deemed it advisable to enter into the amended merger agreement, (ii) approved the merger, the amended merger agreement and the other transactions contemplated thereby, and (iii) recommended that our board of directors approve and adopt the amended merger agreement and the transactions contemplated by the amended merger agreement. Based in part on the unanimous recommendation of the special committee, our board of directors determined that the merger is in the best interests of the Company and its unaffiliated shareholders, and approved and adopted the amended merger agreement and the transactions contemplated by the amended merger agreement. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDED MERGER AGREEMENT.

The primary benefits of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

the merger consideration of $0.165 per Share and $1.65 per ADS in cash represents a 34.15% premium over the closing price on February 23, 2012, the trading day immediately prior to the publicly announced going private transaction proposal and a 28.11% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on February 23, 2012, the last trading day prior to the Company’s announcement on February 24, 2012, that it had received a “going private” proposal; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any;

•

in general, the receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Material U.S. Federal Income Tax Considerations” beginning on page 88 of the definitive proxy statement, and

•	after the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

The foregoing summary of information and factors considered by the special committee and our board of directors is not intended to be exhaustive and for a more detailed discussion of the material factors considered by the special committee and the board of directors in determining to recommend the approval and adoption of the amended merger agreement, see “Update to Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page S-14.

Financing

We refer to (i) Mr. Jianqiu Yu, (ii) Parent, (iii) Merger Sub, (iv) Gemino Success Limited, a British Virgin Islands company wholly owned and controlled by Mr. Jianqiu Yu, (v) Hero Track Limited, which is a British Virgin Islands company wholly owned and controlled by Mr. Jianqiu Yu, and (vi) Hero Track Holdings Limited, a Hong Kong company wholly owned and controlled by Hero Track Limited, collectively, as the “Buyer Filing Persons.” The Buyer Filing Persons estimate that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the merger, will be approximately $21.5 million, assuming no exercise of appraisal rights by shareholders of the Company. That entire amount will be funded by Mr. Jianqiu Yu without any equity or debt financing.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY

GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the merger, the amended merger agreement, the amendment to the original merger agreement, the extraordinary general meeting and the adjournment thereof. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. We urge you to read carefully this entire Supplement, including the annexes, the definitive proxy statement and the other documents referred to in this Supplement and the definitive proxy statement.

Q:	Why are you sending me this Supplement to the definitive proxy statement?

A:	We are sending you this Supplement to the definitive proxy statement, because on September 13, 2012, the parties to the original merger agreement entered into an amendment to the original merger agreement. This Supplement provides information regarding the amended terms of the proposed merger and updates the definitive proxy statement.

Q:	What is the effect of the amendment to the original merger agreement?

A:	The amendment to the original merger agreement has the effect of increasing the merger consideration to be paid to our shareholders to $0.165 in cash per Share, or $1.65 in cash per ADS (less $0.05 per ADS cancellation fees pursuant to the Deposit Agreement), without interest, from $0.162 in cash per Share, or $1.62 in cash per ADS (less $0.05 per ADS cancellation fees pursuant to the Deposit Agreement), without interest.

The amendment to the original merger agreement also modifies the majority of the minority vote requirement to the amended majority of the minority vote requirement. According to the majority of the minority vote requirement under the original merger agreement, the affirmative vote of a majority of the issued and outstanding Shares held by shareholders (other than the holders of Excluded Shares) was required to approve and adopt the original merger agreement, which means that the failure to vote by a shareholder (other than by a holder of Excluded Shares) had the same effect as a vote against the original merger agreement. According to the amended majority of the minority vote requirement under the amended merger agreement, the affirmative vote of shareholders representing a majority of the Shares (other than any Excluded Shares) held by shareholders present and voting in person or by proxy as a single class at the extraordinary general meeting is required to approve and adopt the amended merger agreement, which means that only a vote in person or by proxy by a shareholder (other than a holder of Excluded Shares) will be counted towards determining whether the amended majority of the minority vote requirement has been satisfied, and a failure to vote by a shareholder will have no effect on the outcome of the shareholders’ vote to approve and adopt the amended merger agreement.

Q:	How is the increase to the merger consideration being financed?

A:	The increase in the merger consideration will be funded entirely by Mr. Jianqiu Yu without any equity or debt financing.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the fourth quarter of 2012. In order to complete the merger, we must obtain shareholders’ approval of the merger at the adjourned extraordinary general meeting and the other closing conditions under the amended merger agreement must be satisfied or waived, as permitted by law.

Q:	Where and when will the extraordinary general meeting be held?

A:	The extraordinary general meeting will still be held on September 20, 2012 at 11:00 a.m (Hong Kong time), at Unit 908, China Merchants Tower, 168-200 Connaught Road Central, Sheung Wan, Hong Kong;

however, we propose that the chairman of such meeting convenes the extraordinary general meeting for the sole purpose of adjourning it in order to permit the solicitation of additional votes and to provide shareholders with additional time to consider the changes to the merger effectuated by the amendment to the original merger agreement, including the revised merger consideration, and to review this Supplement. We propose to reconvene the extraordinary general meeting on October 15, 2012 at 11:00 am (Hong Kong time), at Unit 908, China Merchants Tower, 168-200 Connaught Road Central, Sheung Wan, Hong Kong.

Q:	How does the Company’s board of directors recommend I vote on the proposals?

A:	After careful consideration and based in part upon the unanimous recommendation of the special committee, our board of directors, by a unanimous vote, recommends that you vote:

•	FOR the proposal to approve the merger and approve and adopt the amended merger agreement and the other transactions contemplated thereby;

•	FOR the proposal to authorize the directors to do all such things as may be required to give effect to the merger; and

•

FOR the proposal to approve any motion to further adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and adoption of the amended merger agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting, if necessary.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

The record dates for determining shareholders and ADS holders entitled to vote at the extraordinary general meeting remain the same as set forth in the definitive proxy statement. The Share record date for voting at the extraordinary general meeting is September 6, 2012. Only shareholders entered in the register of members of the Company at the close of business on the Share record date are entitled to vote at the extraordinary general meeting and the adjourned meeting thereafter. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is August 10, 2012. Only ADS holders of the Company on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting and the adjourned meeting thereafter.

Q:	What vote of our shareholders is required to approve and adopt the amended merger agreement?

A:	The merger cannot be completed unless the amended merger agreement is approved and adopted (i) by a special resolution approved by registered shareholders representing not less than two-thirds of the Shares, present and voting in person or by proxy as a single class at a general meeting of which notice specifying the intention to prepare the resolution as a special resolution has been duly given; and, pursuant to the amended merger agreement (ii) by the affirmative vote of shareholders representing a majority of the Shares held by shareholders present and voting in person or by proxy as a single class at the extraordinary general meeting, excluding any Excluded Shares. Any Excluded Shares that are voted will be counted towards determining whether the special resolution has passed but not towards determining whether the amended majority of the minority vote requirement has been satisfied. The 22,145,200 Shares held by subsidiaries of the Company will be voted in accordance with the recommendation of the special committee of the Company’s board of directors, and such Shares will be counted towards determining whether the special resolution has passed but not towards determining whether the amended majority of the minority vote requirement has been satisfied. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions and the Shares so voted will be counted towards determining whether the special resolution has passed and whether the amended majority of the minority vote requirement has been satisfied. In addition, any Shares voted by the ADS depositary at the direction of the Company pursuant to Section 4.07 of the Deposit Agreement will be counted towards determining whether the special resolution has passed but treated as shares not voted for purposes of determining whether the amended majority of the minority vote requirement has been satisfied.

According to the majority of the minority vote requirement under the original merger agreement, the affirmative vote of a majority of the issued and outstanding Shares held by shareholders (other than the holders of Excluded Shares) was required to approve and adopt the original merger agreement, which means that the failure to vote by a shareholder (other than a holder of Excluded Shares) had the same effect as a vote against the original merger agreement in determining whether the majority of the minority vote requirement has been satisfied. According to the amended majority of the minority vote requirement under the amended merger agreement, only the vote of shareholders (other than holders of Excluded Shares) present and voting in person or by proxy as a single class at the extraordinary general meeting will be counted towards determining whether the amended majority of the minority vote requirement has been satisfied, which means that a failure to vote by a shareholder will have no effect on the outcome of the shareholders’ vote to approve and adopt the amended merger agreement.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes” and will have no impact on whether the amended merger agreement will be approved and adopted.

Q:	What do I do now?

A:	First, carefully read this Supplement, including the annexes, and the definitive proxy statement.

If you have already voted on the merger proposal using a properly executed proxy, you will be considered to have voted on the amended merger agreement as well, and you do not need to do anything unless you wish to change your vote.

If you have already voted on the merger proposal using a properly executed proxy but wish to change your vote, simply fill out the proxy included with this Supplement and return it in the accompanying prepaid envelope, by following the instructions on the enclosed proxy.

If you have not already delivered a properly executed proxy, and if you are a registered holder, please complete, sign and date the enclosed proxy. If your shares are held in “street name” by your bank, brokerage firm or other nominee, please refer to your voting card or other information forwarded by your bank, brokerage firm or other nominee to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the card or other information provided by the record holder. If you sign and send in your proxy and do not indicate how you want to vote, your Shares will be voted for the approval and adoption of the amended merger agreement.

Q:	May I change my vote?

A:	Holders of Shares may revoke their proxies in one of three ways:

•

First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting or the adjourned meeting commences. Any written notice revoking a proxy should also be sent to Gushan Environmental Energy Limited, at Unit 908, China Merchants Tower, 168-200 Connaught Road Central, Sheung Wan, Hong Kong.

•

Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting or the adjourned meeting.

•

Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting or the adjourned meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City time) on October 8, 2012. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS Voting Instruction Card to the ADS depositary bearing a later date than the ADS Voting Instruction Card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	Where can I find more information about the Company?

A:	You can find more information about the Company from various sources described under the heading “Where You Can Find More Information” beginning on page S-19 of this Supplement.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this Supplement, the definitive proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc. our proxy solicitor, toll free at (800) 322-2885 (or (212) 929-5500 outside of the United States).

UPDATE TO SPECIAL FACTORS

Background of the Proposed Merger

The definitive proxy statement describes the background of the proposed merger up to and including June 4, 2012. The discussion below supplements that description.

During the second half of August and early September 2012, the Company as well as its proxy solicitor, MacKenzie Partners, Inc. (“MacKenzie”), communicated with the Company’s shareholders regarding the proposed merger and monitored the votes cast by shareholders and ADS holders who had submitted their proxies. During early September, MacKenzie provided regular reports on the progress of the shareholders’ vote to the Company, to the Buyer Filing Persons, the special committee, and their respective counsels.

Early in the week of September 3, 2012, MacKenzie informed the Company that based on the votes received to date, it appeared likely that there would be insufficient voter participation by the Company’s unaffiliated shareholders in order to reach the required vote requirement of a majority of the unaffiliated shares voting in favor of approval of the original merger agreement. At that time, a substantial majority of the votes received from unaffiliated shareholders had been voted in favor of approval of the original merger agreement, but a large percentage of unaffiliated shareholders had not submitted proxies with respect to the proposed merger.

On September 7, 2012, representatives of the Singapore office of Sidley Austin LLP, U.S. legal counsel to the Company (“Sidley Singapore”), the Shanghai Office of Sidley Austin LLP, legal counsel to the Buyer Filing Persons (“Sidley Shanghai”), Conyers Dill & Pearman, special Cayman Islands legal counsel to the Company (“Conyers”) and Akin Gump Strauss Hauer & Feld LLP, special U.S. legal counsel to the Special Committee (“Akin Gump”), held a conference call to discuss the status of the shareholders’ vote and potential options available to the parties in connection therewith, including ability to adjourn the extraordinary general meeting in order to solicit additional votes. The representatives of Sidley Shanghai indicated that they would discuss the situation with Mr. Jianqiu Yu.

On September 11, 2012, Mr. Wilson Wai Sun Kwong, the Company’s president, communicated with representatives of Akin Gump and conveyed a proposal from Mr. Jianqiu Yu that (i) the merger consideration be increased to $0.165 per Share and $1.65 per ADS and (ii) that the “majority of the minority” vote requirement be modified from a majority of total issued and outstanding shares held by shareholders (other than the holders of Excluded Shares) to a majority of the shares held by shareholders (other than the holders of Excluded Shares) present and voting at the extraordinary general meeting. Later that day, Sidley Shanghai sent a draft amendment to the original merger agreement to Akin Gump reflecting this proposal.

On September 12, 2012, the special committee held a telephonic meeting to discuss Mr. Jianqiu Yu’s proposal. At the meeting, Akin Gump also updated the special committee on the Company’s and MacKenzie’s proxy solicitation efforts. At the meeting, the special committee discussed the fact that approximately 77% of the shares voted by unaffiliated shareholders had been voted in favor of approval of the original merger agreement and that that the percentage of shares voted by unaffiliated shareholders was unexpectedly low (at approximately 44%). The special committee also discussed their opinion that the proposed merger should not fail to be consummated as a result of shareholders’ inaction, as opposed to actual votes by unaffiliated shareholders against the proposed merger. At the meeting there was also a discussion of the special committee’s fiduciary duties under Cayman Islands law led by representatives of Walkers. Since the amendment to the original merger agreement increased the consideration payable to shareholders and ADS holders of the Company, the special committee determined not to request an updated opinion from Piper Jaffray & Co., its financial advisor. After extensive discussion, the special committee concluded that the amendment to the original merger agreement was in the best interests of the Company and its unaffiliated shareholders based upon their belief that approval of the proposed merger should be determined by the unaffiliated shareholders who actually vote on the proposed merger and that under the amended merger agreement the Company’s unaffiliated shareholders would still be able to determine whether or not the merger would be approved, unanimously resolved to recommend that the board of directors of the Company approve the proposed merger agreement amendment.

Following the meeting of the special committee, based upon the unanimous recommendation of the special committee, our entire board of directors met on September 13, 2012, and unanimously adopted resolutions approving the terms of the proposed merger agreement amendment and unanimously adopted resolutions recommending that the Company’s shareholders vote for the approval of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, as amended by the merger agreement amendment.

On September 13, 2012, Parent, Merger Sub and the Company executed the merger agreement amendment and issued a press release announcing the execution of the amendment to the original merger agreement.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of our management (other than Mr. Jianqiu Yu, chairman of our board of directors and our principal executive officer), and its financial and legal advisors, evaluated the proposed merger, including the terms and conditions of the amended merger agreement.

At a meeting on June 2, 2012, the special committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that the merger is in the best interests of the Company and its unaffiliated shareholders, and declare it advisable to enter into the amended merger agreement;

•	approve the execution, delivery and performance by the Company of the amended merger agreement and the consummation of the transactions contemplated thereby, including the merger; and

•	recommend the approval of the amended merger agreement by the holders of the Shares.

On June 4, 2012, our board of directors unanimously approved the resolutions recommended by the special committee.

On September 12, 2012, the special committee unanimously recommended that our board of directors adopt resolutions that approve an amendment to the original merger agreement, which included the increased $0.165 per Share consideration (or $1.65 per ADS consideration) providing for $0.003 per Share (or $0.03 per ADS) of additional cash value above the original $0.162 per Share consideration (or $1.62 per ADS consideration) and the amended majority of the minority vote requirement to approve the amended merger agreement. On September 13, 2012, our board of directors unanimously approved the resolutions recommended by the special committee to approve such amendments.

In reaching their respective determinations and recommendations, the special committee and our board of directors re-examined and reconsidered the matters described in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 27 of the definitive proxy statement and, in addition, considered the following additional factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported its decision:

•

the increased merger consideration of $0.165 per Share (or $1.65 per ADS) provides for $0.003 per Share (or $0.03 per ADS) of additional cash value above the previous merger consideration of $0.162 per Share (or $1.62 per ADS);

•

the current and historical market prices of our ADSs, including the fact that the revised merger consideration offered to our unaffiliated shareholders and ADS holders represents a (i) 34.15% premium to the closing price of our ADSs on February 23, 2012, the trading day immediately prior to the publicly announced going private transaction proposal, (ii) 81.32% premium over the closing price of $0.91 per ADS on June 1, 2012, the last trading day before the original merger agreement was signed and (iii) 28.11% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on February 23, 2012, the last trading day prior to the Company’s announcement on February 24, 2012, that it had received a “going private” proposal;

•

the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the per ADS merger consideration of $0.165, as adjusted for present value in light of our board of directors’ recognition of the challenges to the Company’s efforts to increase shareholder value as an independent publicly traded company and taking into consideration Company management’s outlook for the business as set forth in the projected financial information; and

•

since the date of the announcement of the original merger agreement, and as of the date of this Supplement, no other party has approached the special committee or the Company expressing an interest in pursuing a transaction to acquire the Company; although the amended merger agreement modified the majority of the minority vote requirement to approve and adopt the amended merger agreement from a majority of the outstanding Shares (other than Excluded Shares) to a majority of the Shares present and voting at the extraordinary general meeting (other than Excluded Shares), the unaffiliated shareholders voting on the transaction would still control the determination of whether or not the amended merger agreement would be approved and whether the merger would be consummated.

In reaching its determination that the amended merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our unaffiliated shareholders and ADS holders and its decision to approve the amended merger agreement and recommend the approval and adoption of the amended merger agreement by our shareholders and ADS holders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the special committee and the factors examined by the special committee as described in the definitive proxy statement in the caption “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors,” and as described above, and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and our board of directors believes that the amended merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders.

Position of the Buyer Filing Persons as to the Fairness of the Proposed Merger

The Buyer Filing Persons have expressed their belief that the proposed merger on the terms and conditions of the original merger agreement is substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders as described in “Special Factors—Position of the Buyer Filing Persons as to the Fairness of the Proposed Merger” beginning on page 33 of the definitive proxy statement. The proposed merger on the terms and conditions of the amended merger agreement strengthened such belief of the Buyer Filing Persons based on the following factors:

•

the increased merger consideration of $0.165 per Share (or $1.65 per ADS) providing for $0.003 per Share (or $0.03 per ADS) of additional cash value above the previous merger consideration of $0.162 per Share (or $1.62 per ADS);

•

the current and historical market prices of the Company’s ADSs, including the fact that the revised merger consideration representing a (i) 34.15% premium to the closing price of our ADSs on February 23, 2012, the trading day immediately prior to the publicly announced going private transaction proposal, (ii) 81.32% premium over the closing price of $0.91 per ADS on June 1, 2012, the last trading day before the original merger agreement was signed and (iii) 28.11% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on February 23, 2012, the last trading day prior to the Company’s announcement on February 24, 2012, that it had received a “going private” proposal;

•

the amended majority of the minority vote requirement of the Company’s unaffiliated shareholders, as an additional vote requirement to the statutory shareholder approval requirement under the Cayman Companies Law, providing such unaffiliated shareholders a meaningful opportunity to consider and control the outcome whether or not the amended merger agreement would be approved and whether the merger would be consummated by voting upon the approval and adoption of the amended merger agreement.

The Buyer Filing Persons believe these additional factors provide a reasonable basis for their strong belief that the proposed merger on the terms and conditions of the amended merger agreement is both substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Filing Persons to any shareholder or ADS holder of the Company as to how such shareholders or ADS holders should vote with respect to the approval and adoption of the amended merger agreement.

Financing

The Buyer Filing Persons estimate that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the merger, will be approximately $21.5 million, assuming no exercise of appraisal rights by shareholders of the Company. That entire amount will be funded by Mr. Jianqiu Yu without any equity or debt financing.

Earn-Out Arrangements

The definitive proxy statement describes the amendments to the earn-out arrangements and share price guarantee in connection with the Company’s agreements covering the acquisition of an interest in each of (i) Mian Yang Jin Xin Copper Company Limited and (ii) Hunan Yin Lian Xiangbei Copper Company Limited (“Xiangbei”). The amendments to each of the earn-out arrangements, entered into on June 4, 2012, required the payment of cash equal to $0.162 for each applicable earn-out share the recipient would otherwise be entitled to receive, in lieu of ordinary shares of the Company. In addition, in the case of the Xiangbei acquisition, the share price guarantee under the agreement covering the acquisition was amended to require, in lieu of the issuance of ordinary shares of the Company in case the price threshold was met, the payment of cash equal to $0.162 for each share that the recipient would have otherwise been entitled to receive. On September 18, 2012, each of the earn-out arrangements and share price guarantee under the Xiangbei acquisition was further amended to reflect the terms of the amended merger agreement by changing each reference from $0.162 to $0.165.

SUMMARY OF AMENDMENT TO THE ORIGINAL MERGER AGREEMENT

The following describes the material provisions of the amendment to the original merger agreement dated September 13, 2012, but is not intended to be an exhaustive discussion of the amendment. We encourage you to read the amendment, as well as the original merger agreement as in effect prior to September 13, 2012, carefully in its entirety. The rights and obligations of the parties are governed by the express terms of the amended merger agreement, as amended, and not by this summary or any other information contained in this Supplement. The following summary is qualified in its entirety by reference to the amendment to the original merger agreement, which is attached to this Supplement as Annex A and incorporated by reference into this Supplement.

Merger Consideration

The amendment to the original merger agreement provides for an increase in the amount of merger consideration payable to our shareholders if the merger is completed to $0.165 per Share (or $1.65 ADS) in cash, without interest, from $0.162 per Share (or $1.62 per ADS) in cash, without interest.

Required Vote

The merger cannot be completed unless the amended merger agreement is approved and adopted (i) by a special resolution approved by registered shareholders representing not less than two-thirds of the Shares, present and voting in person or by proxy as a single class at a general meeting of which notice specifying the intention to prepare the resolution as a special resolution has been duly given; and, pursuant to the amended merger agreement (ii) by the affirmative vote of shareholders representing a majority of the Shares held by shareholders present and voting in person or by proxy as a single class at the extraordinary general meeting, excluding any Excluded Shares. Any Excluded Shares that are voted will be counted towards determining whether the special resolution has passed but not towards determining whether the amended majority of the minority vote requirement has been satisfied. The 22,145,200 Shares held by subsidiaries of the Company will be voted in accordance with the recommendation of the special committee of the Company’s board of directors, and such Shares will be counted towards determining whether the special resolution has passed but not towards determining whether the amended majority of the minority vote requirement has been satisfied. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions and the Shares so voted will be counted towards determining whether the special resolution has passed and whether the amended majority of the minority vote requirement has been satisfied. In addition, any Shares voted by the ADS depositary at the direction of the Company pursuant to Section 4.07 of the Deposit Agreement will be counted towards determining whether the special resolution has passed but treated as shares not voted for purposes of determining whether the amended majority of the minority vote requirement has been satisfied.

Representations and Warranties

The amendment to the original merger agreement provides customary representations and warranties made by the parties in connection with the execution of the amendment.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the Company’s ADSs

The following table provides the high and low closing prices for our ADSs, each representing ten Shares, on the NYSE under the symbol “GU,” for (i) the years 2010, 2011 and 2012 (through September 14, 2012), (ii) the four quarters of 2010, the four quarters of 2011 and the first two quarters of 2012, and (iii) each of the past six months (through September 14, 2012):

	Closing Price Per ADS (in $)
	High	Low
Annual
2010	7.25	2.95
2011	6.40	1.10
2012 (through September 14, 2012)	1.70	0.81
Quarterly
2010
First quarter	7.25	4.90
Second quarter	5.95	3.50
Third quarter	4.80	2.95
Fourth quarter	6.50	3.01
2011
First quarter	6.40	4.07
Second quarter	4.76	1.77
Third quarter	2.94	1.31
Fourth quarter	2.70	1.10
2012
First quarter	1.70	1.00
Second quarter	1.61	0.81
Third quarter (through September 14, 2012)	1.57	1.26
Monthly
2011
December	1.82	1.10
2012
January	1.53	1.00
February	1.70	1.20
March	1.68	1.42
April	1.61	1.27
May	1.40	0.81
June	1.52	0.87
July	1.51	1.26
August	1.56	1.43
September (through September 14, 2012)	1.57	1.50

On February 23, 2012, the last trading day prior to the announcement by the Company’s board of directors that it had received a “going private” proposal, the reported closing sales price of our ADSs on the New York Stock Exchanges was $1.23 per ADS. The revised proposed merger consideration of $1.65 per ADS, or $0.165 per Share, represents a premium of approximately 34.15% to the closing trading price of $1.23 per ADS, or $0.123 per Share, on February 23, 2012, and a 28.11% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on February 23, 2012, the last trading day prior to the Company’s announcement on February 24, 2012, that it had received a “going private” proposal. On September 14, 2012, the most recent practicable date before the printing of this Supplement, the high and low reported sales price of our ADSs was $1.54 and $1.57, respectively, or $0.154 and $0.157 per Share. You are urged to obtain a current market price quotation for your ADSs in connection with voting your Shares.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.chinagushan.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Supplement, and therefore is not incorporated by reference.

Because the merger is a “going private” transaction, the Company, Mr. Jianqiu Yu, Parent and Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger and various amendments thereafter on Schedule 13E-3/A. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this Supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Supplement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Supplement. The Company’s annual report on Form 20-F filed with the SEC on May 15, 2012 (as amended on May 23, 2012), is incorporated herein by reference. The Company’s reports on Form 6-K filed with the SEC since May 15, 2012, including, without limitation, the reports on Form 6-K filed with the SEC on May 16, 2012, June 4, 2012 and September 13, 2012, are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this Supplement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Supplement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Supplement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, MacKenzie Partners, Inc., at the address and phone numbers provided in this Supplement.

THIS SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS SUPPLEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING OR THE ADJOURNED MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS SUPPLEMENT.

THIS SUPPLEMENT IS DATED SEPTEMBER 18, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS SUPPLEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 13, 2012

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 13, 2012, is by and among Trillion Energy Holdings Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands (“Parent”), Trillion Energy Investments Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent (“Merger Sub”), Gushan Environmental Energy Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and Mr. Jianqiu Yu (“Mr. Yu”).

WHEREAS, the parties entered into that certain Agreement and Plan of Merger dated as of June 4, 2012 (the “Merger Agreement”), upon the terms and subject to the conditions of which, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, Section 10.2 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument in writing signed on behalf of each of the parties to the Merger Agreement and with the approval of the respective boards of directors of the parties and, in the case of the Company, the Independent Committee;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Independent Committee, has (i) determined that it is fair to and in the best interest of the Company and its shareholders, and declared it advisable, to enter into this Amendment, (ii) approved the execution, delivery and performance by the Company of this Amendment and consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger and (iii) resolved to recommend the approval of the Merger Agreement as amended by this Amendment by the shareholders of the Company;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Amendment and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger and (ii) declared it advisable for Parent and Merger Sub, respectively to enter into this Amendment, and Parent, as the sole shareholder of Merger Sub, has approved this Amendment in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree to amend the Merger Agreement as follows:

1.	Definitions

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meaning ascribed thereto under the Merger Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall, from and after the execution of this Amendment, refer to the Merger Agreement as amended by this Amendment.

2.	Amendments to Merger Agreement

2.1	Amendment to Merger Consideration

The reference of US$0.162 in the definition of Per Share Merger Consideration in Sub-section (a) Merger Consideration of Section 5.1 Effect on Issued Share Capital of the Merger Agreement shall be replaced by the reference of US$0.165 and the reference of US$1.62 in the definition of Per ADS Merger Consideration in Sub-section (a) Merger Consideration of Section 5.1 Effect on Issued Share Capital of the Merger Agreement shall be replaced by the reference of US$1.65.

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2.2	Amendment to Requisite Company Vote

The first sentence in paragraph (i) of Sub-section (c) Corporate Authority; Approval and Fairness; No Violations of Section 6.1 Representations and Warranties of the Company of the Merger Agreement shall be amended and restated as follows:

The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof, subject only to approval of this Agreement at the Shareholders’ Meeting by an affirmative vote of both (A) shareholders representing two-thirds or more of the Shares, present and voting in person or by proxy as a single class and (B) shareholders representing a majority of the Shares, present and voting in person or by proxy as a single class, excluding (x) any Shares or ADSs owned by any Company Subsidiaries, (y) the Founder Shares and (z) any Shares held by the Depositary which are not represented by ADSs ((A) and (B) together, the “Requisite Company Vote”), with any Shares voted by the Depositary at the direction of the Company pursuant to Section 4.07 of the Deposit Agreement counting towards the voting requirement in clause (A) but treated as shares not voted at the Shareholders’ Meeting for purposes of clause (B).

3.	Miscellaneous

3.1	No Further Amendment

The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendment in Section 2 of this Amendment, continue unamended, in full force and effect and constitute legal and binding obligations on the parties. This Amendment forms an integral and inseparable part of the Merger Agreement.

3.2	Shareholders’ Meeting

The parties acknowledge and agree that the Shareholders’ Meeting shall be convened on September 20, 2012, but shall at such time be adjourned to a date mutually agreed upon by the parties to provide the Company’s shareholders with additional time to consider the modifications to the Merger Agreement effectuated by this Amendment.

3.3	Representations and Warranties of the Company

The Company represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment and, subject to the receipt of the Requisite Company Vote, to perform its obligations hereunder; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the Company are necessary to approve and authorize this Amendment; and (iii) the Company Board, acting upon the unanimous recommendation of the Independent Committee, has determined that it is fair to and in the best interest of the Company and its shareholders, and declared it advisable, to enter into this Amendment, approved the execution, delivery and performance by the Company of this Amendment and consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger and resolved to recommend the approval of the Merger Agreement as amended by this Amendment by the shareholders of the Company.

3.4	Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant that (i) each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated by this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger

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Sub; and (iii) no other corporate proceedings (including no shareholder action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment.

3.5	Other Miscellaneous Terms

The provisions of Article X (Miscellaneous and General) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TRILLION ENERGY HOLDINGS LIMITED

By:	/s/ Jianqiu Yu
	Name:	Jianqiu Yu
	Title:	Director

TRILLION ENERGY INVESTMENTS HOLDINGS LIMITED

By:	/s/ Jianqiu Yu
	Name:	Jianqiu Yu
	Title:	Director

GUSHAN ENVIRONMENTAL ENERGY LIMITED

By:	/s/ Wilson Kwong
	Name:	Wilson Kwong
	Title:	President

JIANQIU YU

By:	/s/ Jianqiu Yu

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